SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by the registrant [   ]

Filed by a party other than the registrant [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement.
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2)).
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Under Rule 14a-12.

--------------------------------------------------------------------------------
                               LIQUID AUDIO, INC.
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
                              MUSICMAKER.COM, INC.,
  JEWELCOR MANAGEMENT, INC., BARINGTON COMPANIES EQUITY PARTNERS, L.P., RAMIUS
                   SECURITIES, LLC, DOMROSE SONS PARTNERSHIP,
                    JAMES A. MITAROTONDA and SEYMOUR HOLTZMAN
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

      On June 14, 2002, musicmaker.com, Inc. sent the following letter to Alliance Entertainment Corp.:

                              musicmaker.com, Inc.
                        c/o Barington Capital Group, L.P.
                               888 Seventh Avenue
                                   17th Floor
                            New York, New York 10019


                                               June 14, 2002

Alliance Entertainment Corp.
4250 Coral Ridge Drive
Coral Springs, Florida 33065
Attention:  Eric Weisman
         President and CEO

                          Re:   Liquid Audio, Inc.

Dear Mr. Weisman:

         Your company, Alliance Entertainment, has purported to enter into an agreement for the acquisition of a majority interest in Liquid Audio, Inc. through a merger transaction. Well before you and Liquid Audio announced the agreement yesterday, musicmaker.com, Inc. and other members of its group announced and then commenced a proxy solicitation for election of directors of Liquid Audio and control of its board at an annual meeting of stockholders scheduled for July 1, 2002. We also publicly cautioned Liquid Audio not to enter into any agreement or take other action that would commit Liquid Audio to a major corporate transaction in advance of the stockholders meeting. You undoubtedly knew both of our solicitation and our cautionary notice to the company at the time you and Liquid Audio purported to execute your agreement.

      You should have known as well that Wilson, Sonsini, Goodrich & Rosati, who represented Liquid Audio in its negotiations with Alliance Entertainment, has represented and continues to represent musicmaker.com. In our view Wilson Sonsini's representation of Liquid Audio in the circumstances is adverse to the interests of musicmaker.com and a violation of applicable principles of professional conduct. We have so informed Wilson Sonsini, and this should have been apparent to you as well.

      We note further that the breakup fee provisions of your purported agreement unconscionably seek to penalize Liquid Audio stockholders for exercising their rights to reject your transaction and a properly constituted board of Liquid Audio for exercising its fiduciary duties to do the same.

      We therefore inform you that we do not regard your agreement with Liquid Audio as binding on the company and we will conduct ourselves accordingly.

                                    Very truly yours,

                                    /s/ James Mitarotonda
                                    --------------------------------
                                    James Mitarotonda
                                    President and Chief Executive Officer


         On June 14, 2002, musicmaker.com, Inc. sent the following letter to Ann Winblad, a member of the board of directors of Liquid Audio, Inc.:


                              musicmaker.com, Inc.
                        c/o Barington Capital Group, L.P.
                               888 Seventh Avenue
                                   17th Floor
                            New York, New York 10019


VIA FEDERAL EXPRESS
-------------------

June 14, 2002

Ann L.Winblad
Hummer Winblad Venture Partners
2 South Park, 2nd Floor
San Francisco, CA 94109

Dear Ms. Winblad:

      The reason I am writing to you is that telephonic and written communications to Mr. Kearby have been fruitless because Mr. Kearby has failed to respond.

      Although shareholders do not have the specific financial information regarding the proposed transaction with Alliance Entertainment Corp., many respected individuals in the industry have indicated that Alliance is involved in an industry that operates on very thin margins, which makes profitability very difficult. As you may be aware, Alliance filed bankruptcy in 1997, and was then acquired by Yucaipa Companies in 1998. Furthermore, Yucaipa gave Alliance an additional $25 million in November 2000, to fund its digital properties.

      Why would a company with $600 million in revenues in its most recent fiscal year merge with Liquid Audio, who only had revenues of $136,000 in the most recent quarter? I would speculate that Yucaipa's interest in Liquid Audio is for the approximate $85 million in cash that Liquid Audio has in the bank. I also suspect that Alliance has a substantial amount of debt, and desperately needs a cash infusion to continue to operate its business.

      The proposed transaction has onerous and ridiculous breakup fees, which in my opinion, are clearly designed to entrench Liquid Audio's current management and permit Mr. Kearby to maintain his position with the company and continue wasting corporate assets. The inclusion of a provision to pay Alliance an additional $750,000 if the Company decides to liquidate within six months if the transaction is not approved by shareholders is unconscionable.

      I am sure you realize the anger Liquid Audio's shareholders have toward management and the Board of Directors, as they have lost hundreds of millions of dollars in market value. We have received numerous calls from large and small shareholders who are outraged and disgusted with the shabby treatment they have received from the management of the Company.

      It seems to me that as a venture capitalist you would require the management of the Company to be sensitive to shareholder concerns, especially as the Company lost over $37 million last year, and had a cash burn in the recent quarter of $5 million.

      The Company did not announce or hold its 2002 Annual Meeting of Stockholders on a timely basis and has wasted substantial sums of money in an effort to frustrate and thwart the shareholder process. I respectfully request that you and your fellow directors permit the Annual Meeting of Shareholders to occur on Monday, July 1, 2002, as the Company had originally scheduled. The Company has already spent the money for this meeting and filed its preliminary proxy with the Securities and Exchange Commission.

      I sincerely believe that two substantial outside directors, such as James Mitarotonda and myself, would provide shareholders an avenue in which to express their views. The Company needs input from "truly independent directors."

      In the investment banking industry, your reputation should be sacred. In my opinion, you have done yourself and your firm a great disservice by permitting yourself to be involved in the wasteful acts carried out by management and the Board of Directors of Liquid Audio, Inc. How could you in good conscience allow the Company to potentially pay up to $3 million in breakup fees, when you know the shareholders want the Company to liquidate its assets?

      The shareholders spoke clearly yesterday when the stock dropped by 10% and traded more than three times its normal volume.

      If you would like to discuss this matter, I can be reached at (570) 822-6277, ext. 23.

                                          Sincerely,

                                          /s/ Seymour Holtzman
                                          --------------------------
                                          Seymour Holtzman
                                          Chairman of the Board



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